Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
FIRST WATCH RESTAURANT GROUP, INC.
May 22, 2024
First Watch Restaurant Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:
FIRST:     The name of the Corporation is First Watch Restaurant Group, Inc.
SECOND:     The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 10, 2017 under the name AI Fresh Super Holdco, Inc., and the Corporation filed a Certificate of Amendment of Certificate of Incorporation to change its name to First Watch Restaurant Group, Inc. on December 20, 2019. The Corporation filed the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) with the Secretary of State of the State of Delaware on October 5, 2021.
THIRD:     This Amendment to the Amended and Restated Certificate was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the DGCL.
FOURTH:    Section 7.1 of the Amended and Restated Certificate is hereby amended in its entirety to read as follows:
7.1    Limited Liability of Directors and Officers. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director or officer of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended, without further action by the Corporation. Any alteration, amendment, addition to or repeal of this Section 7.1, or adoption of any provision of this Certificate (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Section 7.1, shall not reduce, eliminate or adversely affect any right or protection of a director or officer of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption. For purposes of this Article VII, "officer" shall have the meaning provided in Section 102(b)(7) of the DGCL as it presently exists or hereafter may be amended from time to time.
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IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate to be duly executed on its behalf as of the date first written above.

FIRST WATCH RESTAURANT GROUP, INC.
By: /s/ Jay Wolszczak
Name: Jay Wolszczak
Title: Chief Legal Officer,
General Counsel & Secretary
[Signature of Certificate of Amendment to A&R Certificate of Incorporation]